Exhibit 99.1

GEN Restaurant Group, Inc. Announces Fourth Quarter 2023 Financial Results

Cerritos, CA, March 06, 2024 - GEN Restaurant Group, Inc. (“GEN” or the “Company”), owner of GEN Korean BBQ, a fast-growing cook-it-yourself casual dining concept, today announced financial results for the fourth quarter and year ended December 31, 2023.

Highlights for the Fourth quarter ended December 31, 2023 were as follows:

•
Revenue increased 10.4% to $45.1 million, compared to $40.8 million in the fourth quarter of 2022;
•
Comparable restaurant sales decreased 1.7% as compared to the fourth quarter in 2022;
•
Income from operations was $(0.9) million and (2.0)% of revenue;
•
Restaurant-level adjusted EBITDA(1) was $7.2 million and 16.0% of revenue;
•
Net Income (loss) was $(0.2) million and (0.4%) of revenue;
•
Adjusted EBITDA(1) was $1.6 million and 3.6% of revenue inclusive of pre-opening expense of approximately $1.2 million.

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(1) Adjusted EBITDA and restaurant-level adjusted EBITDA are non-GAAP measures. For reconciliations of adjusted EBITDA and restaurant-level adjusted EBITDA to the most directly comparable GAAP measure see the accompanying financial tables. For definitions and a discussion of why we consider them useful, see “Non-GAAP Measures” below.

David Kim, Co-Chief Executive Officer of GEN Restaurant Group, Inc. stated, “We accomplished much during our first year as a public company, from achieving record revenues of $181 million during 2023, representing growth of over 10% year over year, and successfully opening six new restaurants, to completing the integration of two operating companies and the transition to Sysco as our distribution partner. Through the investments we made in our people during the fourth quarter, we now have a solid foundation to create great guest experiences and drive further growth for GEN Korean BBQ as we add new restaurants throughout the country. Coupled with the attractive new unit economics that are among the best in the industry, we look forward to capturing the immense opportunities ahead and enhancing long-term shareholder value."

Fourth Quarter 2023 Financial Results

Revenue was $45.1 million in the fourth quarter of 2023 compared to $40.8 million in the fourth quarter of 2022. Comparable restaurant sales decreased 1.7% in the fourth quarter of 2023 compared to the same period last year.

Total restaurant operating expenses before pre-opening expenses as a percentage of revenue increased by 368 basis points to 87.2% in the fourth quarter of 2023 from 83.5% in the fourth quarter of 2022 primarily driven by the following:

•
Cost of goods sold decreased 17 basis points primarily due to more favorable year-over-year commodity pricing and ongoing negotiations with our vendors.
•
Payroll and benefits increased 90 basis points due to increases in minimum wage rates in certain markets in which we operate, short-term higher labor costs in newly open restaurants as we train staff and management, increases in managers in training in preparation for our ramp up in new restaurant development and incremental integration cost of the two operating companies.
•
Occupancy costs increased 89 basis points primarily due to six new restaurant openings since the third quarter of 2022, including openings on the strip in Las Vegas and New York, which are higher rent markets.
•
Other operating costs increased 176 basis points resulting from standardizing equipment and supplies post IPO across all locations.
•
Depreciation and amortization increased 31 basis points.
•
Restaurant pre-opening expenses increased to $1.6 million for the fourth quarter of 2023 from $0.5 million in the fourth quarter of 2022 due to the timing of new store openings.

General and administrative expenses increased by $2.8 million to $5.1 million for the fourth quarter of 2023. As a percentage of revenues, general and administrative expenses were approximately 11.3% in the fourth quarter of 2023.

Net income (loss) was $(0.2) million and (0.4%) of revenue for the fourth quarter of 2023.

Adjusted EBITDA was $1.6 million and 3.6% of revenue inclusive of pre-opening expense of approximately $1.2 million for the fourth quarter of 2023.

2023 Financial Results

Revenue was $181.0 million in 2023 compared to $163.7 million in 2022. Comparable restaurant sales increased 0.6% in 2023 compared to last year.

Total restaurant operating expenses before pre-opening expenses as a percentage of revenue increased 212 basis points to 84.4% in 2023 from 82.2% in 2022 primarily driven by the following:

•
Cost of goods sold decreased 98 basis point primarily due to more favorable year-over-year commodity pricing and ongoing negotiations with our vendors.
•
Payroll and benefits increased 158 basis points due to increases in minimum wage rates in certain markets in which we operate, short-term higher labor costs in newly open restaurants as we train staff and management, and increases in managers in training in preparation for our ramp up in new restaurant development.
•
Occupancy costs increased 70 basis points primarily due to six new restaurant openings since the third quarter of 2022, including openings on the strip in Las Vegas and New York, which are higher rent markets.
•
Other operating costs increased 80 basis points resulting from standardizing equipment and supplies across all locations following the initial public offering.
•
Depreciation and amortization increased 2 basis points.
•
Restaurant pre-opening expenses increased to $3.7 million for 2023 from $1.5 million in 2022 due to the timing of new store openings.

General and administrative expenses increased by $4.9 million to $12.9 million for 2023. As a percentage of revenues, general and administrative expenses were approximately 7.1% in 2023.

Net income (loss) was $11.4 million and 6.3% of revenue.

Adjusted EBITDA was $18.8 million and 10.4% of revenue inclusive of pre-opening expense of approximately $2.6 million.

The following definitions apply to terms as used in this release:

Comparable restaurant sales refers to the change in period-over-period sales for the comparable restaurant base. We include restaurants in the comparable restaurant base that have been in operation for at least 12 full months prior to the accounting period presented. Once a restaurant has been open 12 full months, it must have had continuous operations during both the current period and the prior year period being measured to remain a comparable restaurant. If operations were to be substantially impacted by unusual events that closed the location or significantly changed its capacity, that location is excluded from the comparable sales calculation until it has been operating continuously under normal conditions for both the current period and the prior year comparison period.

Payback Period refers to the number of years required to recover the original cash investment.

Total restaurant operating expenses includes food cost, payroll & benefits, occupancy, operating, depreciation and amortization, and pre-opening costs.

Non-GAAP Measures

Restaurant-level adjusted EBITDA represents income (loss) from operations plus adjustments to add-back the following expenses: depreciation and amortization, pre-opening costs, general and administrative expenses, related party consulting fees, management fees and non-cash lease expense. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted EBITDA represents net income (loss) before net interest expense, income taxes, depreciation and amortization, and consulting fees paid to a related party and we also exclude non-recurring items, such as stock-based compensation expense, gain on extinguishment of debt, and Restaurant Revitalization Fund, or RRF, grants, employee retention credits, litigation accruals, aborted deferred IPO costs written off, non-cash lease expenses and non-cash lease expense related to pre-opening costs. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods .

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2023 today at 5:00 p.m. Eastern Time. David Kim, Co-Chief Executive Officer, and Tom Croal, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-689-8263. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13744531. The replay will be available until Wednesday, March 13, 2024.

The conference call will also be webcast live from the Company’s corporate website at www.genkoreanbbq.com under the Investor section. An archive of the webcast will be available on the Company’s corporate website shortly after the call has concluded.

About GEN Restaurant Group, Inc.

GEN Korean BBQ is a fast-growing cook-it-yourself casual dining concept with 37 locations in 7 states. The Company offers guests a unique dining experience where guests serve as their own chefs preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience. For more information, please visit GEN’s website at www.genkoreanbbq.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believe,” “intend,” “expect”, “will,” “may”, and other similar words or expressions that predict or indicate future events. All statements that are not statements of historical fact are forward-looking statements, including any statements regarding our strategy, future operations, and growth prospects, any statements regarding future economic conditions or performance, any statements of belief or expectation, and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Registration Statement on Form S-1(File No. 333-272253), as amended, and in our subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Investor Relations

Jeff Priester

(332) 242-4370

investor@genbbqoffice.com

GEN RESTAURANT GROUP

Condensed Consolidated Income Statements

(in thousands, except per share amounts; unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
	(unaudited)
Revenue	$45,108	$40,849	$181,007	$163,729
Restaurant operating expenses:
Food cost	14,707	13,389	58,322	54,357
Payroll and benefits	14,470	12,738	56,889	48,866
Occupancy expenses	3,777	3,058	14,653	12,110
Operating expenses	5,035	3,841	18,043	15,019
Depreciation and amortization	1,332	1,080	4,808	4,314
Pre-opening Costs	1,557	480	3,680	1,455
Total restaurant operating expenses	40,878	34,586	156,395	136,121
General and administrative	5,115	2,267	12,937	7,988
Consulting fees - related party	-	-	2,325	4,897
Management fees	-	587	1,176	2,332
Depreciation and amortization - corporate	26	16	84	39
Total costs and expenses	46,019	37,456	172,917	151,377
Income from operations	(911)	3,393	8,090	12,352
Gain on extinguishment of PPP debt	—	—	—	387
Employee retention credits	—	949	2,483	3,532
Deferred IPO costs - aborted	—	(4,036)	—	(4,036)
Other income (loss)	—	20	—	(835)
Interest income (expense), net	553	(195)	347	(634)
Equity in income of equity method investee	16	44	535	966
Net income before income taxes	(342)	175	11,455	11,732
Provision for income taxes	149	—	(21)	—
Net income	(193)	175	11,434	11,732
Less: Net Income attributable to noncontrolling interest	(169)	384	3,028	1,451
Net income attributable to Gen Restaurant Group, Inc.	(24)	(209)	8,406	10,281

Net income attributable to Class A common stock per share - basic and diluted (1)	$(24)	—	$324	—

Weighted-average shares of Class A common stock outstanding - basic (1)	4,140	—	4,140	—
Weighted-average shares of Class A common stock outstanding - diluted (2)	4,233	—	4,233	—

Net income per share of Class A common stock - basic	$(0.01)	—	$0.08	—
Net income per share of Class A common stock - diluted	$(0.01)	—	$0.08	—
(1) (2) Basic and diluted net loss per Class A common stock is presented only for the period after the Company's organizational transactions.

GEN RESTAURANT GROUP

Selected Balance Sheet Data and Selected Operating Data

(in thousands, except restaurants and percentages; unaudited)

	Twelve months ended December 31,
	2023	2022
(amounts in thousands)	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$32,631	$11,195
Total assets	$183,870	$138,878
Total liabilities	$146,352	$144,139
Total Stockholders' equity	$36,018	$(6,761)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2023	2022	2023	2022
Selected Operating Data	(unaudited)		(unaudited)
Restaurants at end of period	37	31	37	31
Comparable restaurant sales performance	-1.7%	n/a	0.6%	n/a
Net income	(193)	174	11,434	11,732
Net income margin	-0.4%	0.4%	6.3%	7.2%

Adjusted EBITDA	1,645	4,985	18,848	23,958
Adjusted EBITDA margin	3.6%	12.2%	10.4%	14.6%

Income from operations	(911)	3,393	8,090	12,352
Income from operations margin	-2.0%	8.3%	4.5%	7.5%

Restaurant level Adjusted EBITDA	7,196	7,878	33,479	33,638
Restaurant level Adjusted EBITDA margin	16.0%	19.3%	18.5%	20.5%

GEN RESTAURANT GROUP

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands; unaudited)

(amounts in thousands)	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
EBITDA:
Net income	$(193)	$174	$11,434	$11,732
Net Income Margin	(0.4)%	0.4%	6.3%	7.2%
Interest income (expense), net	(553)	195	(347)	634
Provision for income taxes	(149)	—	21	—
Depreciation and amortization	1,358	1,096	4,892	4,353
EBITDA	$463	$1,465	$16,000	$16,719
EBITDA Margin	1.0%	3.6%	8.8%	10.2%

Adjustments to EBITDA:
EBITDA	$463	$1,465	$16,000	$16,719
Stock-based compensation expense (1)	759	—	1,517	—
Gain on extinguishment of debt (2)	—	—	—	(387)
Consulting fees - related party (3)	—	—	2,325	4,897
Employee retention credits (4)	—	(949)	(2,483)	(3,532)
Litigation accrual (5)	—	—	—	869
Aborted deferred IPO costs written off		4,036	—	4,036
Non-cash lease expense (6)	77	54	379	261
Non-cash lease expense related to pre-opening costs (7)	346	379	1,110	1,095
Adjusted EBITDA	$1,645	$4,985	$18,848	$23,958
Adjusted EBITDA Margin	3.6%	12.2%	10.4%	14.6%

Reconciliation of Income from Operations to Restaurant-level Adjusted EBITDA

(in thousands; unaudited)

(amounts in thousands)	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(unaudited)
Income from Operations	$(911)	$3,393	$8,090	$12,352
Income Margin from Operations	(2.0)%	8.3%	4.5%	7.5%
Depreciation and amortization	1,358	1,096	4,892	4,353
Pre-opening costs	1,557	480	3,680	1,455
General and administrative	5,115	2,267	12,937	7,988
Consulting fees - related party	-	—	2,325	4,897
Management Fees	-	587	1,176	2,332
Non-cash lease expense	77	54	379	261
Restaurant-Level Adjusted EBITDA	$7,196	$7,877	$33,479	$33,638
Restaurant-Level Adjusted EBITDA Margin	16.0%	19.3%	18.5%	20.5%

(1) Stock-based compensation expense: During the year ended December 31, 2023, we incurred expenses related to the granting of Restricted Stock Units ("RSUs") to employees. This was recorded in General and administrative expense.

(2) Gain on extinguishment of debt: In the first quarter of 2022, we received loan forgiveness from the SBA related to the PPP Loans in the amount of $0.4 million. We do not anticipate receiving additional funds as the program has not been extended under the CARES Act.

(3) Consulting fees—related party: These costs ended following the completion of the IPO in June 2023.

(4) Employee retention credits: These are refundable credits recognized under the provisions of the CARES Act.

(5) Litigation accruals: This is an accrual in 2022 related to a specific, one-time, litigation claim.

(6) Non-cash lease expense: This reflects the extent to which lease expense is greater than or less than contractual rent paid.

(7) Non-cash lease expense related to pre-opening costs: Cost for stores in development in which the lease expense is greater than the contractual rent paid.